Unilever PLC 100 Victoria Embankment London EC4Y 0DY T: +44 (0)20 7822 5252 F: +44 (0)20 7822 5951/5898 www.unilever.com

March 10, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Unilever PLC has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2020 (page 197), which was filed with the U.S. Securities and Exchange Commission on March 10, 2021.

Respectfully submitted,

Unilever PLC

By:	/s/ Ritva Sotamaa
Name:	Ritva Sotamaa
Title:	Chief Legal Officer and Group Secretary

Unilever PLC Registered in London number 41424 Registered office Port Sunlight, Wirral, Merseyside CH62 4ZD